Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports First Quarter 2004 Results

IRVING, TEXAS — May 24, 2004 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the first quarter of 2004.

REVENUES

First quarter 2004 revenues were $29.6 million as compared to $40.4 million for the same period last year, a decrease of $10.8 million, or 26.8%.  The decline in revenues is primarily the result of an inbound contract with a cable services provider that expired in the fourth quarter of 2003 and was not renewed by the client as they made a decision to consolidate their customer service into available in-house capacity.  The impact on our revenues accounted for approximately 60% of our total decrease compared to the prior year first quarter.  Additionally, one of our telecommunications clients (who is one of our three largest clients) reduced transaction volumes versus the three months ending March 31, 2003 and a client in the membership services industry ramped down a campaign in the first quarter of 2004.

OPERATING LOSS

Operating loss for the first quarter of 2004 was $3.9 million as compared to operating losses of $2.0 million in the prior year first quarter.  The increase in net loss for the period ended March 31, 2004 versus the first quarter of 2003 is primarily due to the decline in revenues experienced during the period.

“While not pleased with our first quarter results, which were negatively impacted by a decline in revenues as a result of a client moving their business in-house, Aegis took some very important steps in the first quarter,” commented Scot Brunke, President and CFO of Aegis. “First, we continued our high level service to our clients during a period of transition from one management team to another.  Secondly, we took steps to reduce our SG&A expense to levels that better suit the size of our company.  We have reduced headcount, restructured many of our vendor contracts and have taken steps to right size our capacity,” continued Brunke.  “Despite the loss of a significant client and reduced volumes from two others, we expanded our relationship with several clients.  As we continue to develop relationships and bring costs into line, we expect our operating results to improve over the coming quarters.”

NET LOSS

The Company incurred a net loss applicable to common shareholders of approximately $5.9 million, or $0.07 per common share, for the quarter ended March 31, 2004.  During the prior year comparable quarter, the Company incurred a net loss applicable to common shareholders of approximately $4.9 million, or $0.09 per common share.  The increase in net loss applicable to common shareholders for the period ended March 31, 2004 versus the first quarter of 2003 is due to the decline in revenues experienced during the period, charges recorded in association with the restructuring of the Company’s management team and the increase in interest expense due to the additional amortization of the discount on notes payable.

Revenue Mix.  Together, inbound customer relationship management (“CRM”) and non-voice & other revenues represented 66.9% of our revenues in the first quarter of 2004 versus 79.1% in the first quarter of 2003.  Outbound CRM revenues accounted for 33.1% of total revenues for the three months ended March 31, 2004 as compared to 20.9% in the comparable prior year period.  The increase in outbound CRM revenues for the first quarter of 2004 is due to additional volume for an existing client program.  For the three months ended March 31, 2004 and 2003, the mix of revenues was as follows:

	Three months ended March 31, (Dollars in millions)
	2004	%	2003	%
Inbound CRM	$16.9	57.0%	$27.5	68.1%
Outbound CRM	9.8	33.1%	8.5	20.9%
Non-Voice & Other	2.9	9.9%	4.4	11.0%
Total revenues	$29.6	100.0%	$40.4	100.0%

Cost of Services.  Cost of services may vary substantially with changes in revenue.  For the quarter ended March 31, 2004, cost of services decreased by approximately $7.6 million, to $21.2 million versus the quarter ended March 31, 2003.  Cost of services as a percentage of revenues for the quarter ended March 31, 2004 increased to 71.7%, from 71.2% during the comparable prior year period.  Costs of services fell in total over the three months ended March 31, 2004, due to the reduction experienced in revenue for the comparable period.

Selling, General and Administrative.  Selling, general and administrative expenses, which include certain payroll costs, employee benefits, rent expense and maintenance charges, among other expenses, were reduced to $9.0 million in the quarter ended March 31, 2004 versus $10.5 million the prior year quarter.  As a percentage of revenue, selling, general and administrative expenses for the quarter ended March 31, 2004 were 30.5% as compared to 26.1% for the prior year period.  The reduction in selling, general and administrative expenses over the three months ended March 31, 2004 is primarily attributable to the elimination of overhead costs due to the reduction of headcount compared to the period ending March 31, 2003 as well as improved management of our self-insured workers compensation plan during the same period.    The increase as a percentage of revenue is primarily due to the decrease in revenue period over period.

Non-cash Interest Expense.  Non-cash interest expense increased to $1.8 million in the quarter ended March 31, 2004, from $0.4 million in the quarter ended March 31, 2003. Non-cash interest for the three months ended March 31, 2004, represents interest expense incurred on the Deutsche Bank and Essar notes and the $1.7 million in amortization of the discount on notes payable.  On both of the notes, the unpaid interest is added to the principal of the balance of the notes quarterly.  For the three months ended March 31, 2003, non-cash interest expense represents interest expense incurred on two subordinated notes.  In accordance with the terms of the November 5, 2003, agreement with Deutsche Bank and Essar, the Company was required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction (and, to the extent the subordinated debt was not paid off, the holders of the subordinated debt discharged the debt and released the Company from any further liability under their promissory notes).

Restructuring Charges.  In March 2004, the Company approved a plan to restructure the management team.  The restructuring plan was designed to bring the Company’s infrastructure in-line with the current business environment. Related to these actions, the Company recorded $686 in severance costs during the first quarter of 2004.

Depreciation and Amortization.  Depreciation and amortization expenses, excluding acquisition goodwill amortization, decreased $0.5 million, in the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003.  As a percentage of revenue, depreciation and amortization expenses were 8.5% in the quarter ended March 31, 2004 versus 7.7% in the quarter ended March 31, 2003, primarily due to the decrease in revenue.  The reduction in depreciation expense is due to the effects of reduced capital spending coupled with more mature assets becoming fully depreciated.

Income Tax Provision.    The Company has not provided an income tax benefit to the operating losses incurred during the quarter ended March 31, 2004, as such benefit would exceed the projected realizable deferred tax asset.

Cash and liquidity.  Cash and cash equivalents (excluding restricted cash) were $0.04 million at March 31, 2004 and $1.7 million at December 31, 2003.  Working capital totaled $1.9 million and $5.7 million at the end of the same periods.  The change in working capital is primarily attributable to the decrease in accounts receivable and the decrease in restricted cash from December 31, 2003 to March 31, 2004.  On January 26, 2004, we entered into a new credit agreement with Wells Fargo Foothill that will allow the company to borrow up to $25.0 million, with a maturity date of January 26, 2007.  The Company was not in compliance with covenants under the new credit agreement for the two-month period ended February 29, 2004.  On March 30, 2004, the Company entered into an amended agreement, waiving all defaults and revising covenants.  The maturity date of the amended agreement has remained unchanged.  Outstanding bank borrowings under the line of credit at March 31, 2004 were $6.1 million.

The Company failed to meet covenants regarding earnings before interest, taxes, depreciation and amortization that are common to the Loan Agreement and the Amended and Restated Secured Promissory Notes, dated January 28, 2004, held by Deutsche Bank and Essar in the principal amounts of $10.088 million and $10.144 million, respectively.  As such, it represented a default under these agreements and additionally, a cross default under the Loan Agreement.  Additionally, while the Company made payments of $10.0 million of the required $12.344 million due in 2004, a portion of the amounts coming due were note paid as prescribed, thus resulting in a default under the Notes and the Loan Agreement.  On March 30, 2004, the Company executed amended agreements with revised covenants and received waivers from the lenders for all defaults in the Loan Agreement and Notes.  In addition, the amended Notes included an extension of the due date for the balance of initial installment payments of $2,344 to January 3, 2005.  Accordingly, these balances were reclassified to long-term debt as of December 31, 2003, thus improving our working capital position.  The principal amounts of the amended Notes were increased to include capitalized interest of $166 through March 30, 2004.  The aggregate amount of the amended Notes at March 30, 2004 is $18,398.  The Company was not in compliance with the amended EBITDA covenants common to the Loan Agreement and Notes for the period ending April 30, 2004.  The noteholders have agreed in principal to a waiver for these defaults and we are currently in negotiations to remedy the situation with Foothill.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing approximately 4,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2004	%	2003	%
Revenues	$29,571	100.0%	$40,403	100.0%
Operating costs:
Cost of services	21,198	71.7%	28,751	71.2%
Selling, general and administrative expenses	9,025	30.5%	10,545	26.1%
Depreciation and amortization	2,517	8.5%	3,095	7.7%
Restructuring charges	686	2.3%	—	—
Total operating expenses	33,426	113.0%	42,391	105.0%
Operating loss	(3,855)	-13.0%	(1,988)	-5.0%
Interest expense, net	241	0.8%	274	0.7%
Non-cash interest expense	1,761	6.0%	418	1.0%
Loss before income taxes	(5,857)	-19.8%	(2,680)	-6.7%
Income tax expense	—	—	—	—
Net loss	(5,857)	-19.8%	(2,680)	-6.7%
Preferred stock dividends	—	—	2,236	5.5%
Net loss applicable to common shareholders	$(5,857)	-19.8%	$(4,916)	-12.2%

Basic and diluted loss per common share	$(0.07)		$(0.09)
Weighted average shares of common stock outstanding:
Basic	85,005		52,171
Diluted	85,005		52,171

Aegis Communications Group, Inc.

Selected Financial Data

(Dollars in thousands)

	(unaudited)
	March 31, 2004	December 31, 2003

Assets

Cash and cash equivalents	$43	$1,703
Accounts receivable, net	20,901	23,615
Total current assets	23,405	31,326
Property and equipment, net	16,479	18,297
Total assets	41,345	50,294

Liabilities, Redeemable Convertible Preferred
Stock and Shareholders' Deficit

Current portions of long-term obligations	$2,964	$6,248
Accounts payable	5,485	4,427
Revolving line of credit	6,074	—
Total current liabilities	27,717	25,625
Long-term obligations, net of current portions	14,572	19,756
Total liabilities	42,289	45,381
Redeemable convertible preferred stock	31,362	31,362
Total shareholders' deficit	32,306	26,449